EXHIBIT 99.1

For Immediate Release	Contact: Lynn Liddle, Executive Vice President, Communications and Investor Relations (734) 930 – 3008

Domino’s Pizza Announces Third Quarter 2006 Results

ANN ARBOR, Michigan, October 12, 2006: Domino’s Pizza, Inc. (NYSE: DPZ), the recognized world leader in pizza delivery, today announced results for the third quarter ended September 10, 2006. Diluted EPS was $0.39, including a $0.04 per share benefit relating to a gain on the sale of Company-owned operations in France and the Netherlands, up 30% from year ago levels. Although domestic same store sales were weakened by lighter consumer traffic, international same store sales grew 3% from the prior year period. This marked the Company’s 51st consecutive quarter of international same store sales growth.

Third Quarter Highlights:

(dollars in millions, except per share data)	Third Quarter of 2006	Third Quarter of 2005
Revenues	$326.7	$337.6
Net income	$24.5	$20.3
Weighted average diluted shares	63,405,773	68,226,744
Diluted earnings per share	$0.39	$0.30

•	Revenues were down 3.2% for the third quarter compared to the prior year period, due primarily to lower domestic distribution revenues. Distribution revenues decreased 3.6% because of lower food prices, primarily cheese, and lower volumes due to a decrease in domestic franchise same store sales. The average cheese block price per pound was $1.19 in the third quarter of 2006, down 19.6% from $1.48 in the third quarter of 2005. Revenues from international operations decreased 8.4% due primarily to the sale of Company-owned operations in France and the Netherlands to an existing master franchisee.

•	Net income was up 20.9% for the third quarter compared to the prior year period, driven primarily by strong performance in the Company’s international business and gains recognized on the sale of certain Company-owned operations.

•	Diluted EPS was $0.39 for the third quarter, up 30% from the prior year period, driven by both an increase in net income and a reduction in diluted shares outstanding. The reduction in diluted share count was due primarily to the Company’s previously reported $145.0 million share repurchase which occurred in the first quarter of 2006.

David A. Brandon, Domino’s Chairman and Chief Executive Officer, commented on the Company’s third quarter performance: “This quarter is another example of the resiliency of our business model and the way we perform during sluggish sales cycles. Our domestic business operated in a significantly weaker sales environment than expected. We experienced negative traffic counts for most of the quarter and we did not achieve consistent positive sales results across our domestic system of stores.”

Brandon continued, “Our goal will always be to grow our sales regardless of external factors, but we were not able to accomplish this during the third quarter. However, we were able to maintain strong earnings growth despite our weaker-than-expected same store sales. We continue to benefit from the growth of our international business, and the cost-management programs we have implemented throughout our business units.”

Brandon concluded, “Overall, our company is strong and continues to grow. Our consistent earnings growth and strong cash flows are the best measures of the health of our business. Our global retail sales were up during the quarter as compared to a very strong quarter a year ago. We believe the current sluggish domestic sales environment will improve....and when it does, we are in a very strong position to take advantage of the opportunities it will create for Domino’s Pizza.”

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Domino’s Pizza: Q306 Earnings Release, Page Two

	Third Quarter of 2006	Third Quarter of 2005
Same store sales growth (versus prior year period)
Domestic Company-owned stores	(2.3)%	+4.2%
Domestic franchise stores	(3.2)%	+0.7%

Domestic stores	(3.1)%	+1.1%

International stores	+3.0%	+4.5%

Global retail sales growth (versus prior year period)
Domestic stores	(1.3)%	+3.3%
International stores	+11.5%	+17.7%

Total	+3.1%	+7.8%

•	The decrease in domestic same store sales was due primarily to stronger promotion performance and related higher same store sales in the prior year.

•	The 3.0% increase in international same store sales marks the 51st consecutive quarter of positive international same store sales growth.

•	Global retail sales increases were driven primarily by increases in international same store sales and worldwide store counts.

	Domestic Company- owned Stores	Domestic Franchise Stores	Total Domestic Stores	International Stores	Total
Store counts
Store count at June 18, 2006	577	4,526	5,103	3,087	8,190
Openings	—	21	21	65	86
Closings	—	(24)	(24)	(14)	(38)
Transfers	(12)	12	—	—	—

Store count at September 10, 2006	565	4,535	5,100	3,138	8,238

Third quarter net growth	(12)	9	(3)	51	48

First three quarters net growth	(16)	24	8	151	159

Trailing four quarters net growth	(9)	83	74	219	293

Conference Call Information

The Company plans to file its quarterly report on Form 10-Q this morning. Additionally, as previously announced, Domino’s Pizza, Inc. will hold a conference call today at 10 a.m. (Eastern) to review its third quarter 2006 financial results. The call can be accessed by dialing (888) 306-6182 (U.S./Canada) or (706) 634-4947 (International). Ask for the Domino’s Pizza conference call. The call will also be web cast at www.dominos.com. If you are unable to participate on the call, a replay will be available through midnight November 12, 2006 by dialing (800) 642-1687 (U.S./Canada) or (706) 645-9291 (International), Conference ID 3420123. The web cast will be archived for 30 days on www.dominos.com.

Company Sells Operations in France and the Netherlands

During the second quarter of 2006, the Company signed a stock purchase agreement to sell its Company-owned operations in France and the Netherlands to its master franchisee for Australia and New Zealand. The sale closed in the third quarter. During the third quarter, the Company recognized a gain of approximately $2.8 million (or approximately 4 cents per share) related to the sale. The gain was included in general and administrative expenses. During the second quarter of 2006, the Company recorded a $2.9 million tax benefit as it was apparent that it would realize a benefit resulting from tax losses to be realized upon the sale of these operations.

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Domino’s Pizza: Q306 Earnings Release, Page Three

Company Sells 11 Domestic Company-owned Stores

During the third quarter of 2006, the Company sold 11 domestic Company-owned stores to an existing franchisee. The sale resulted in a pre-tax gain of approximately $0.7 million.

Liquidity

As of September 10, 2006, the Company had:

•	$740.9 million in total debt,

•	$11.0 million of cash and cash equivalents, and

•	borrowings of $92.9 million available under its $125.0 million revolving credit facility (net of letters of credit issued of $32.1 million.)

The Company has repaid $95.2 million of debt year-to-date, including $50.1 million in the third quarter. The Company also borrowed $100.0 million in the first quarter which, along with cash from operations, was used to repurchase and retire $145.0 million of common stock from its largest shareholder.

The Company’s average borrowing rate for the third quarter of 2006 was 6.6%. The Company is not required to make the next scheduled senior credit facility principal payment of $1.2 million until September 30, 2007 and is not required to make principal payments on its senior subordinated notes until 2011.

The Company incurred $14.8 million in capital expenditures during the first three quarters of 2006 versus $20.7 million during the first three quarters of 2005. The decrease was due primarily to increased spending in 2005 related to the renovation of the Company’s headquarters.

Comments on Regulation G

In addition to the GAAP financial measures set forth in this Press Release, the Company has included certain non-GAAP financial measures within the meaning of Regulation G, including metrics commonly used in the quick-service restaurant industry that are important to understanding Company performance.

The Company uses “Global retail sales” to refer to total worldwide retail sales at Company-owned and franchise stores. Management believes global retail sales information is useful in analyzing revenues, because franchisees pay royalties that are based on a percentage of franchise retail sales. Management reviews comparable industry global retail sales information to assess business trends and to track the growth of the Domino’s Pizza® brand. In addition, distribution revenues are directly impacted by changes in domestic franchise retail sales. Retail sales for franchise stores are reported to the Company by its franchisees and are not included in Company revenues.

The Company uses “Same store sales growth,” calculated including only sales from stores that also had sales in the comparable period of the prior year. International same store sales growth is calculated similarly to domestic same store sales growth. Changes in international same store sales are reported on a constant dollar basis which reflects changes in international local currency sales.

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Domino’s Pizza: Q306 Earnings Release, Page Four

About Domino’s

Founded in 1960, Domino’s Pizza is the recognized world leader in pizza delivery. Domino’s is listed on the NYSE under the symbol “DPZ.” Through its primarily franchised system, Domino’s operates a network of 8,238 franchised and Company-owned stores in the United States and more than 50 countries. The Domino’s Pizza® brand, named a Megabrand by Advertising Age magazine, had global retail sales of nearly $5.0 billion in 2005, comprised of $3.3 billion domestically and $1.7 billion internationally. During the third quarter of 2006, the Domino’s Pizza® brand had global retail sales of approximately $1.2 billion, comprised of more than $700 million domestically and more than $400 million internationally. Domino’s Pizza was named “Chain of the Year” by Pizza Today magazine, the leading publication of the pizza industry and is the “Official Pizza of NASCAR®.” More information on the Company, in English and Spanish, can be found on the web at www.dominos.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995:

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements relating to our anticipated profitability and operating performance reflect management’s expectations based upon currently available information and data. However, actual results are subject to future risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. The risks and uncertainties that can cause actual results to differ materially include: the uncertainties relating to litigation; consumer preferences, spending patterns and demographic trends; the effectiveness of our advertising, operations and promotional initiatives; our ability to retain key personnel; new product and concept developments by Domino’s and other food-industry competitors; the ongoing profitability of our franchisees and the ability of Domino’s and our franchisees to open new restaurants; changes in food prices, particularly cheese, labor, utilities, insurance, employee benefits and other operating costs; the impact that widespread illness or general health concerns may have on our business and the economy of the countries in which we operate; severe weather conditions and natural disasters; changes in our effective tax rate; changes in government legislation and regulations; adequacy of our insurance coverage; costs related to future financings and changes in accounting policies. Further information about factors that could affect Domino’s financial and other results is included in the Company’s filings with the Securities and Exchange Commission. We do not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

TABLES TO FOLLOW

Domino’s Pizza: Q306 Earnings Release, Page Five

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(Unaudited)

	Fiscal Quarter Ended
	September 10, 2006	% of Total Revenues	September 11, 2005	% of Total Revenues
(In thousands, except per share data)
Revenues:
Domestic Company-owned stores	$89,284		$91,024
Domestic franchise	35,696		35,914
Domestic distribution	175,531		182,085
International	26,158		28,553

Total revenues	326,669	100.0%	337,576	100.0%

Cost of sales:
Domestic Company-owned stores	71,785		71,784
Domestic distribution	157,070		164,430
International	12,035		14,850

Total cost of sales	240,890	73.7%	251,064	74.4%

Operating margin	85,779	26.3%	86,512	25.6%

General and administrative	35,066	10.7%	41,992	12.4%

Income from operations	50,713	15.6%	44,520	13.2%

Interest expense, net	13,219	4.1%	11,591	3.4%

Income before provision for income taxes	37,494	11.5%	32,929	9.8%

Provision for income taxes	12,970	4.0%	12,645	3.8%

Net income	$24,524	7.5%	$20,284	6.0%

Earnings per share – diluted	$0.39		$0.30

Domino’s Pizza: Q306 Earnings Release, Page Six

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(Unaudited)

	Three Fiscal Quarters Ended
	September 10, 2006	% of Total Revenues	September 11, 2005	% of Total Revenues
(In thousands, except per share data)
Revenues:
Domestic Company-owned stores	$275,987		$280,923
Domestic franchise	109,588		112,384
Domestic distribution	527,967		572,127
International	88,523		88,764

Total revenues	1,002,065	100.0%	1,054,198	100.0%

Cost of sales:
Domestic Company-owned stores	218,221		223,017
Domestic distribution	471,317		516,753
International	43,688		46,504

Total cost of sales	733,226	73.2%	786,274	74.6%

Operating margin	268,839	26.8%	267,924	25.4%

General and administrative	117,836	11.8%	127,207	12.1%

Income from operations	151,003	15.0%	140,717	13.3%

Interest expense, net	37,704	3.7%	32,479	3.0%

Income before provision for income taxes	113,299	11.3%	108,238	10.3%

Provision for income taxes	38,117	3.8%	40,152	3.8%

Net income	$75,182	7.5%	$68,086	6.5%

Earnings per share – diluted	$1.16		$0.99

Domino’s Pizza: Q306 Earnings Release, Page Seven

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

	September 10, 2006	January 1, 2006
	(Unaudited)
(In thousands)
Assets
Current assets:
Cash and cash equivalents	$11,043	$66,919
Accounts receivable	66,553	74,437
Inventories	19,108	24,231
Advertising fund assets, restricted	23,060	35,643
Other assets	18,074	20,116

Total current assets	137,838	221,346

Property, plant and equipment, net	120,862	131,455

Other assets	100,949	108,273

Total assets	$359,649	$461,074

Liabilities and stockholders’ deficit
Current liabilities:
Current portion of long-term debt	$279	$35,304
Accounts payable	55,301	60,330
Advertising fund liabilities	23,060	35,643
Other accrued liabilities	79,189	86,108

Total current liabilities	157,829	217,385

Long-term liabilities:
Long-term debt, less current portion	740,656	702,358
Other accrued liabilities	53,599	52,316

Total long-term liabilities	794,255	754,674

Total stockholders’ deficit	(592,435)	(510,985)

Total liabilities and stockholders’ deficit	$359,649	$461,074

Domino’s Pizza: Q306 Earnings Release, Page Eight

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Three Fiscal Quarters Ended
	September 10, 2006	September 11, 2005
(In thousands)
Cash flows from operating activities:
Net income	$75,182	$68,086
Adjustments to reconcile net income to net cash flows provided by operating activities:
Depreciation and amortization	22,390	22,240
Amortization of deferred financing costs and debt discount	2,568	2,057
Provision (benefit) for deferred income taxes	(2,570)	1,281
Non-cash compensation expense	3,412	1,984
Other	(3,832)	1,368
Changes in operating assets and liabilities	(7,034)	(5,941)

Net cash provided by operating activities	90,116	91,075

Cash flows from investing activities:
Capital expenditures	(14,794)	(20,692)
Proceeds from sale of property, plant and equipment	12,974	2,672
Other	73	(678)

Net cash used in investing activities	(1,747)	(18,698)

Cash flows from financing activities:
Repurchase of common stock	(145,000)	(75,000)
Proceeds from issuance of long-term debt	100,000	40,000
Repayments of long-term debt and capital lease obligation	(95,194)	(65,220)
Common stock dividends	(14,875)	(13,512)
Tax benefit from exercise of stock options	4,112	17,814
Other	6,657	4,828

Net cash used in financing activities	(144,300)	(91,090)

Effect of exchange rate changes on cash and cash equivalents	55	219

Decrease in cash and cash equivalents	(55,876)	(18,494)

Cash and cash equivalents, at beginning of period	66,919	40,396

Cash and cash equivalents, at end of period	$11,043	$21,902

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